Exhibit 99.3

WebMD Health Corp.

Financial Guidance Summary for the Year Ending December 31, 2012

(in millions, except per share amounts)

	Guidance Range
Revenue	$455.0	$470.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$60.0	$70.0

Interest, taxes, non-cash and other items (b)
Interest expense	(23.2)	(23.2)
Depreciation and amortization	(27.5)	(26.5)
Non-cash stock-based compensation	(46.5)	(45.5)
Gain on investments	8.1	8.1
Other expense	(2.3)	(2.3)

Pre-tax loss from continuing operations	(31.4)	(19.4)

Income tax benefit	9.5	4.8

Loss from continuing operations	(21.9)	(14.6)

Income from discontinued operations, net of tax	2.7	2.7

Net loss	$(19.2)	$(11.9)

Loss from continuing operations per share:
Basic and diluted	$(0.43)	$(0.29)

Net loss per share:
Basic and diluted	$(0.38)	$(0.23)

Weighted-average shares outstanding used in computing per share amounts:
Basic and diluted	51.0	51.0

(a)	See Annex A—Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to loss from continuing operations

Additional information regarding forecast for the quarter ending December 31, 2012:

•	Revenue is forecasted to be between $118 million to $133 million

•	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 14% to 20%

•	(Loss) income from continuing operations as a percentage of revenue is forecasted to be approximately (5%) to 2%

Additional information regarding full year forecast:

•

The distribution of the annual revenue is expected to be approximately 83% public portals advertising and sponsorship and 17% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.

•

The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases or acquisitions, the current review of business products, processes or operations, any future gains or losses from discontinued operations, and other future non-recurring, one-time or unusual items.

•	Convertible notes are not expected to be dilutive for the full year or any quarter.